Exhibit 10.27

December 7, 2012

Joseph Sharpe

3287 Blackhawk Meadow Dr.

Danville, CA 94506

Dear Joe:

I am pleased to offer you the position of Executive Vice President of Operations for Conceptus, Inc. In this capacity, you will report directly to Keith Grossman, President and CEO. Your nomination as a Section 16(b) officer for Conceptus will be subject to review and approval by our Board of Directors at our next meeting on December 12th, 2012.

The specific compensation components comprising this offer are as follows:

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Your initial monthly base salary in this exempt status role will be $23,333.34 which is approximately $280,000.00 annualized, subject to all Federal, State and other applicable taxes and withholdings and payable on a bi-weekly basis.

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You will also be eligible to receive a bonus of up to 50 % of your salary. The payout of the bonus is dependent upon the Company achieving its annual goals and objectives as well as you achieving your department goals and objectives. You must be an employee prior to October 1 to be eligible for the current year. Your manager will discuss the bonus program with you upon your hire.

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Also, as part of this offer, you will be provided with a Change of Control Agreement provided to other executives at your level. In addition, your compensation package will be reviewed during the normal executive review time, which usually takes place in February.

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Your equity grant will include 25,000 non-qualified stock options (NSOs) and 25,200 restricted stock units (RSUs). NSOs vest as follows: 6/48ths of the NSOs will vest after 6 months of employment, and 1/48th each month thereafter such that you will be fully vested at four years. According to the terms of the RSU you will become vested 25% after 1 year, and then 25% each year thereafter such that you will be fully vested at four years. Per the Change of Control Agreement above, these NSOs and RSUs will fully vest upon a change of control event. Your vest date will be your first date of employment and your grant date will be the first trading day for Conceptus stock following your first date of employment.

This offer is subject to approval of the Conceptus Board of Directors.

This offer also includes eligibility to participate in the following as part of the current Conceptus benefit programs:

•	A choice of Medical, Dental and Vision coverage;

•	Life/Accidental Death and Dismemberment coverage (optional supplemental life coverage available for yourself and your dependents);

•	Eligibility to enroll in Conceptus’ Disability Plan coverage;

•	Personal Time Off ( 4 weeks per year accrual)

•	Holidays (twelve per year);

•	Eligibility to participate in the Conceptus’ qualified Employee Stock Purchase Plan, which allows you to purchase shares at a discounted price;

•	Eligibility to enroll in the Retirement Program (401(k)); and

•	Eligibility to participate in our Educational Reimbursement Program.

This offer is contingent upon your ability to perform the essential functions of the position with or without reasonable accommodation and to provide proof of your identity and authorization to work in the United States. Please provide the appropriate verification documents on your first day of employment.

This offer is also contingent upon passing a drug screen, a successful motor vehicle record, criminal background, and reference checks, and executing our Proprietary Information and Inventions Agreement.

Our offer of employment is based on your individual skills and talent. Please make sure not to bring with you to Conceptus any materials that contain the trade secret or proprietary information of third parties. Conceptus respects the trade secret rights of other companies and expects all employees to do the same.

Your employment at Conceptus is an at-will employment relationship, meaning that either Conceptus, or you, has the right to terminate the employment relationship at any time with or without cause or notice. Your signature below acknowledges your agreement to Conceptus’ at-will employment relationship and supercedes all other agreements on this subject. The at-will nature of the employment relationship can only be modified by a written agreement signed by you and Conceptus’ Chief Executive Officer. This offer, if not accepted, will expire on January 21, 2012.

Joe, we sincerely believe Conceptus will provide the challenges and opportunities you seek, and we look forward to your contributions.

Sincerely,

/s/ Lori Ciano

Lori Ciano

EVP Human Resources

Your signature below will indicate your understanding and acceptance of the offer of employment set forth in this letter.

/s/ Joseph Sharpe	1/21/13	1/21/13
Joseph Sharpe	Date	Start Date